Exhibit 99.1

Contacts:	Brian Heagler (investors) 425-415-6794
Matt Nichols (media) 425-415-6657

FOR IMMEDIATE RELEASE

Microvision reports second quarter of 2004

revenue of $2.4 million

Company cites production and contract delays resulting in lower revenue; expects to get back on track in current quarter

BOTHELL, WA – August 5, 2004 – Microvision, Inc. (NASDAQ:MVIS), a leader in light scanning technologies, today reported financial results for the second quarter of 2004. Revenue for the three months ended June 30, 2004 was $2.4 million compared to $4.5 million for the same period in 2003. Contract revenue was $1.8 million for the second quarter of 2004 below the company’s expectation of approximately $2.5 million and compared to $4.4 million for the same period last year. Contract revenue in the second quarter of 2004 was negatively impacted by the delay in the $3.85 million VCOP award by the U.S. government, less than expected progress on certain contracts at both Microvision and Lumera and delays in the timing of new contract awards. Product revenue was $587,000 for the second quarter of 2004 compared to $147,000 last year. Product revenue for the second quarter of 2004 was comprised of $169,000 from sales of Nomad and $418,000 from sales of the Flic scanner. Product revenue was lower than expected due primarily to production issues with Nomad that resulted in significantly lower than expected unit sales and shipments and lower than expected sales to OEM distributors for the Flic scanner.

Revenue for the six months ended June 30, 2004 was $5.4 million compared to $8.0 million for the same period in 2003. Contract revenue was $4.1 million for the first six months of 2004 below the company’s expectation of approximately $4.5 million compared to $7.8 million for the same period last year. Product revenue was $1.3 million for the first six months of 2004 compared to $281,000 last year. As of June 30, 2004, backlog totaled $5.1 million of which $4.9 million was for development contracts, $106,000 for Nomad units and $127,000 for the Flic laser bar code scanner and accessories.

The company reported a consolidated net loss of $8.5 million or $0.40 per share for the second quarter of 2004 compared to $6.7 million or $0.38 per share in the same period in 2003. For the six months ended June 30, 2004 the company reported a consolidated net loss of $15.2 million or $0.71 per share compared to $14.1 million or $0.83 per share for the same period in 2003.

The company, including Lumera, ended the quarter with $6.7 million in cash, cash equivalents and investment securities. Subsequent to the end of the quarter, Lumera (NASDAQ:LMRA) completed an initial public offering of 6 million shares. Microvision owns approximately 5.5 million shares of Lumera.

“We are very disappointed in our second quarter financial results,” said CEO Rick Rutkowski. “Contract revenue was adversely affected in the second quarter by a delay in the timing of contract orders, most notably a $3.85 million contract from the U.S. Army. Also, we delivered only one scanning system prototype to Canon in the second quarter but had planned to ship a second as well. We intend to deliver two more prototype hardware systems during the current quarter.

“We believe that our contract backlog of $4.9 million plus expected new development contract bookings of up to $3.0 million during the second half of this year will allow us to bring our contract revenue back to satisfactory levels in the current quarter and through this year. We are also encouraged by two new line items in the defense appropriations bill for 2005 that total $6.4 million. We have additional funding activities pending in this arena as well.

“Production of our Nomad display product was constrained during Q2 due predominantly to poor packaging yields of our scanner assembly. We have replaced this assembly with an improved part that no longer requires the package and will be overall lower in cost, more reliable and more power efficient. We have recently completed our final tests with this part and are making rapid progress toward our production target of 50 units per week for the balance of this quarter. We have capacity for substantially more, but this level is consistent with our current sales plan and our inventory and purchasing plan for the current quarter. Our current capacity would allow us to scale production to 150 units per week in a single shift.

“While we were unable to deliver a sufficient number of Nomad displays during the quarter to fully initiate our rollout, we did make some important strides toward bringing Nomad to market. We also developed key OEM distribution channels for the Flic scanner and achieved important milestones on development projects for our pipeline of OEM products.

“To date we have built in excess of 200 Nomad systems and have taken orders for 95 systems. In the second quarter we delivered 47 Nomad systems to customers. We have Nomad systems in a number of different dealers throughout the country and across all brands, including Honda, Volvo, Saab, Lexus, Ford and General Motors. We have had Nomad systems in the field for as long as 45 days and we are receiving strong positive feedback from many of the users. We now have 35 independent sales representatives in place that are trained, equipped with Nomad systems and taking orders. We are actively continuing to build the direct channel and expect to add a number of additional sales reps in the coming months. We are seeing increased direct sales and we expect unit sales to pick up significantly in the third and fourth quarters.

“We previously announced that Honda has certified the Nomad system and endorsed it as a recommended tool to its dealers. Subsequent to that we completed a demand survey with Honda dealers around the U.S. and we were encouraged by the results. In the coming weeks, we expect Honda to kick-off a 3 month promotion of the Nomad Expert Technician System targeting all 1,200 Honda and Acura dealers nationwide. In addition to Honda, we continue to progress on a number of other OEM and aftermarket channel distribution opportunities.

“We have launched a Reference Account program whereby we will place Nomad systems in key dealerships throughout the country in order to increase the product’s visibility in key markets. We plan to have 8 reference accounts by the end of the quarter. One account has been up and running for about 3 weeks and we are very pleased with the results to date.

“The second Stryker Brigade is now scheduled to deploy in October. We believe that the near term opportunity for sales to the Stryker brigade is in the range of 100 – 200 units.

“Our second quarter revenue for Flic was lower than we had anticipated primarily because certain orders that we were expecting in the second quarter were pushed into the third quarter. We also had a lower average selling price for the Flic scanner due to an interruption in product availability of the higher-priced Flic cordless scanner. The cordless scanner is now back in production.

“While sales of the Flic scanner for the second quarter were below expectations, we continue to be encouraged by the product’s progress in the market and are looking to resume growth in the current quarter. July has been one of our strongest months in bookings for the product and we have made some significant progress in developing the distribution channel and applications for the scanner. During the second quarter we focused on building OEM relationships and integrating the Flic scanner into supply chain solutions. We announced a 2,500 unit order from Utilitran, a Canadian software developer of supply chain applications targeting the top 200 convenience store chains and wholesalers in Canada and the U.S. We have continued to build out that channel and expect to be able to report additional progress soon. We are seeing several supply chain solution providers chose the Flic scanner to replace similar product offering by Symbol. Our Flic scanner strategy is to continue to build the OEM channel, develop a retail sales channel and develop a mobility providers sales channel.

“While contract revenue for the quarter was weak, we have continued to make good progress on a number of development projects related to potential OEM products in our pipeline, including automotive displays, the development of a high-speed laser print engine and the development of a 2D bar code scanner prototype and our work with Canon on microdisplays for digital cameras and consumer electronics. In July, we delivered a 2D bar code reader prototype and it is now undergoing customer evaluation. We believe that we will have follow-on development opportunities. We are also nearing the end of the development contract on the laser print engine and expect to complete a series of deliverables during the third quarter. We have been pleased with the results to date and are encouraged about the prospects for additional development work in this area.

“Clearly we did not achieve the results we expected and we are committed to improving our performance. We remain optimistic for of the company’s near-term and long-term outlook. We fully expect to see meaningful progress in the third and fourth quarters for both Nomad and Flic while continuing work on our OEM product development activities.”

Conference Call

Microvision will host a conference call to discuss its second quarter of 2004 financial results at 4:30 p.m. ET today. Participants may join the conference call by dialing (800) 688-0836 (for U.S. participants) ten minutes prior to the start of the conference. International participants can dial (617) 614-4072. The conference passcode number is 35395234. Additionally, the call will be broadcast over the Internet and can be accessed from the company’s web site at www.microvision.com. A telephone replay of the call will be available through 6:30 p.m. ET August 12, 2004 and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants). The passcode is 83219725. Also, a replay of the conference call will be available on the company’s web site.

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About Microvision: www.microvision.com

Headquartered in Bothell, Wash., Microvision, Inc. is the world leader in the development of high-resolution displays and imaging systems based on the company’s proprietary silicon micro-mirror technology. The company’s technology has applications in a broad range of military, medical, industrial, professional and consumer products.

Forward-Looking Statements Disclaimer

Certain statements contained in this release, including expected results, projections of future revenues, plans for product development and production volume, future development contracts and commercial arrangements, growth in demand, future product benefits and future operations, as well as statements containing words like “believes,” “estimate,” “expects,” “anticipates,” “target,” “plans,” “will”, “could” and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: our ability to raise additional capital when needed; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the company’s SEC reports, including the Company’s Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Microvision, Inc.

Consolidated Balance Sheet

(In thousands)

(Unaudited)

	June 30, 2004	December 31, 2003
Assets
Current Assets
Cash and cash equivalents	$3,133	$10,700
Investment securities, available-for-sale	3,521	11,078
Accounts receivable, net	1,577	1,896
Costs and estimated earnings in excess of billings on
uncompleted contracts	785	664
Inventory	2,821	331
Other current assets	2,122	1,684

Total current assets	13,959	26,353
Property and equipment, net	5,224	5,958
Restricted investments	1,238	1,269
Other assets	267	338

Total assets	$20,688	$33,918

Liabilities, Minority Interests and Shareholders' Equity
Current Liabilities
Accounts payable	$3,303	$1,223
Accrued liabilities	4,781	5,164
Current portion of research liability	78	—
Billings in excess of costs and estimated
earnings on uncompleted contracts	50	53
Current portion of notes payable	2,386	—
Current portion of capital lease obligations	45	62
Current portion of long-term debt	74	70

Total current liabilities	10,717	6,572
Research liability, net of current portion	—	1,948
Capital lease obligations, net of current portion	11	34
Long-term debt, net of current portion	62	99
Deferred rent, net of current portion	64	107
Other long-term liabilities	244	16

Total liabilities	11,098	8,776

Commitments and Contingencies	—	—

Minority Interests	729	1,847

Shareholders' Equity
Common stock at par value	22	21
Paid-in capital	180,940	180,354
Preferred stock	—	—
Deferred compensation	(642)	(846)
Subscriptions receivable from related parties	(166)	(166)
Receivable from related parties, net	(1,823)	(1,823)
Accumulated other comprehensive income	2	25
Accumulated deficit	(169,472)	(154,270)

Total shareholders' equity	8,861	23,295

Total liabilities, minority interests and shareholders' equity	$20,688	$33,918

F-1

Microvision, Inc.

Consolidated Statement of Operations

(In thousands, except earnings per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Contract revenue	$1,811	$4,364	$4,110	$7,767
Product revenue	587	147	1,262	281

Total revenue	2,398	4,511	5,372	8,048

Cost of contract revenue	1,192	2,052	2,397	3,356
Cost of product revenue	638	149	1,303	254

Total cost of revenue	1,830	2,201	3,700	3,610

Gross margin	568	2,310	1,672	4,438

Research and development expense	3,343	6,079	7,962	12,879
Marketing, general and administrative expense	5,191	4,386	9,764	8,671
Non-cash compensation expense	933	452	1,616	917

Total operating expenses	9,467	10,917	19,342	22,467

Loss from operations	(8,899)	(8,607)	(17,670)	(18,029)
Interest income	79	91	181	214
Interest expense	(89)	(10)	(97)	(24)
Gain (loss) on disposal of fixed assets, net	—	(31)	—	(31)
Realized gain on sale of investment securities	—	12	—	39

Loss before minority interests	(8,909)	(8,545)	(17,586)	(17,831)
Minority interests in loss of consolidated subsidiary	397	1,853	2,384	3,743

Net loss	$(8,512)	$(6,692)	$(15,202)	$(14,088)

Net loss per share before non-cash compensation expense	$(0.36)	$(0.35)	$(0.63)	$(0.78)
Non-cash compensation expense	(0.04)	(0.03)	(0.08)	(0.05)

Net loss per share - basic and diluted	$(0.40)	$(0.38)	$(0.71)	$(0.83)

Weighted-average shares outstanding - basic and diluted	21,497	17,799	21,478	16,878

F-2